Exhibit 3.1

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “LIPELLA PHARMACEUTICALS INC.”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF APRIL, A.D. 2025, AT 2:30 O`CLOCK P.M.

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LIPELLA PHAR1VIACEUTICALS INC.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES C VOTING CONVERTIBLE PREFERRED STOCK

(PURSUANT TO SECTION 151 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)

The undersigned, Jonathan Kaufman, the Chief Executive Officer of Lipella Pharmaceuticals Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "Law"), does hereby certify and set forth as follows:

First: The date on which the Certificate of Designation of Preferences, Rights and Limitations of Series C Voting Convertible Preferred Stock of the Corporation (the "Certificate of Designation") was originally filed with the Secretary of State of the State of Delaware was December 23, 2024.

Second: The board of directors of the Corporation (the "Board"), acting in accordance with the provisions of Sections 141(f) of the Law, has duly adopted resolutions declaring that an amendment to the Certificate of Designation to increase the number of shares of the Corporation's Series C Voting Convertible Preferred Stock, par value $0.0001 per share (the "Preferred Stock"), designated pursuant to the Certificate of Designation (the "Certificate of Amendment") be advisable and recommended that the requisite stockholders of the Corporation entitled to vote thereon likewise adopt and approve the Certificate of Amendment.

Third: All of the holders of the outstanding shares of Preferred Stock, acting in accordance with Section 228 of the Law and Sections 2 and 4 of the Certificate of Designation, have duly adopted resolutions adopting and approving the Certificate of Amendment.

Fourth: Pursuant to the authority vested in the Board by such holders of shares of Preferred Stock, the Board adopted the following resolutions setting forth the amendments to the Certificate of Designation. The resolutions setting forth such amendments are as follows:

RESOLVED, that the second WHEREAS paragraph of the Certificate of Designation be amended and restated in its entirety as follows:

"WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 1,260,000 shares of the preferred stock which the Corporation has the authority to issue."

RESOLVED, that Section 2 of the Certificate of Designation be amended and restated in its entirety as follows:

"Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series C Voting Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 1,260,000 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Preferred Stock shall have a par value of 80.0001 per share and a stated value of $1.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Preferred Stock, the "Stated Value")."

Fifth: All other provisions of the Certificate of Designation shall remain in full force and effect.

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Sixth: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 151 of the Law.

Seventh: This Certificate of Amendment shall become effective immediately upon its filing with and acceptance by the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation to be signed by the undersigned, a duly authorized officer of the Corporation, and the undersigned has executed this Certificate of Amendment and affirms the foregoing as true and under penalty of perjury this 8th day of April, 2025.

LIPELLA PHARMACEUTICALS INC.

By:	/s/ Jonathan Kaufman
Name:	Jonathan Kaufman
Title:	Chief Executive Officer

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